Filed pursuant to Rule 424(b)(5)
Registration No. 333-295759
PRICING SUPPLEMENT (to Product Supplement no. 5, dated May 11, 2026, Prospectus Supplement dated May 11, 2026 and Prospectus dated May 11, 2026)

$500,000
Jefferies
Jefferies Financial Group Inc.
Senior Autocallable Barrier Notes due June 30, 2031
Linked to the Worst-Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the EURO STOXX 50® Index

The Senior Autocallable Barrier Notes due June 30, 2031 Linked to the Worst-Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the EURO STOXX 50® Index (the “Notes”) are senior unsecured obligations of Jefferies Financial Group Inc. The Notes have the terms described in the accompanying product supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. The Notes are issued as part of our Series A Global Medium-Term Notes program.
All payments are subject to our credit risk. If we default on our obligations, you could lose some or a significant portion of your investment. These Notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any Underlying or the securities represented by any Underlying.
SUMMARY OF TERMS
Issuer:	Jefferies Financial Group Inc.
Title of the Notes:	Senior Autocallable Barrier Notes due June 30, 2031 Linked to the Worst-Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the EURO STOXX 50® Index
Aggregate Principal Amount:	$500,000. We may increase the Aggregate Principal Amount prior to the Original Issue Date but are not required to do so.
Issue Price:	$1,000 per Note
Stated Principal Amount:	$1,000 per Note
Pricing Date:	June 26, 2026
Original Issue Date:	June 30, 2026 (2 Business Days after the Pricing Date)
Call Observation Dates:	Semi-annually, beginning on June 28, 2027, as set forth on page PS-2. The Call Observation Dates are subject to postponement as described in the accompanying product supplement.
Call Payment Dates:	As set forth on page PS-2. The Call Payment Dates may be postponed if the related Call Observation Date is postponed as described in the accompanying product supplement.
Valuation Date:	June 26, 2031 (which is also the final Call Observation Date), subject to postponement as described in the accompanying product supplement.
Maturity Date:	June 30, 2031, which may be postponed if the Valuation Date is postponed as described in the accompanying product supplement.
Underlying:	The worst-performing of the Nasdaq-100 Index® (the “NDX”), the Russell 2000® Index (the “RTY”) and the EURO STOXX 50® Index (the “SX5E”). Please see “The Underlyings” below.
Worst-Performing Underlying:	The Underlying with the lowest Observation Value or Final Value, as applicable, as compared to its Initial Value.
Call Feature:
Autocallable Notes. The Notes will be automatically called if the Observation Value of the Worst-Performing Underlying on any Call Observation Date (beginning approximately one year after the Pricing Date) is equal to or greater than its Call Value. If your Notes are called, you will receive the applicable Call Payment on the applicable Call Payment Date, and no further amounts will be payable on the Notes.

Call Payment:	The Stated Principal Amount plus the applicable Call Premium.
Call Premium:
The Call Premium applicable to each Call Observation Date is set forth on page PS-2 and reflects a return of approximately 14.25% per annum. The Notes are “Snowball Coupon Notes” for purposes of the accompanying product supplement and, for purposes of this pricing supplement, references in the accompanying product supplement to “Snowball Coupon Payment” shall be deemed to refer to “Call Premium”.

Payment at Maturity:
If the Notes are not called prior to maturity and the Final Value of the Worst-Performing Underlying is greater than or equal to its Threshold Value, you will receive for each Note that you hold a Payment at Maturity that is equal to the Stated Principal Amount
If the Notes are not called prior to maturity and the Final Value of the Worst-Performing Underlying is less than its Threshold Value, you will receive for each Note that you hold a Payment at Maturity that is less than the Stated Principal Amount of each Note that will equal:
In this scenario the Payment at Maturity will be less than the Stated Principal Amount and you could lose some or all of your investment.

Initial Value:	29,118.24 with respect to the NDX; 3,010.084 with respect to the RTY; and 6,221.55 with respect to the SX5E
Observation Value:	With respect to each Underlying, the Index Closing Value of the Underlying on the applicable Call Observation Date.
Final Value:	With respect to each Underlying, the Index Closing Value of the Underlying on the Valuation Date.
Call Value:	29,118.24 with respect to the NDX (100% of its Initial Value); 3,010.084 with respect to the RTY (100% of its Initial Value); and 6,221.55 with respect to the SX5E (100% of its Initial Value)
Threshold Value:
20,382.77 with respect to the NDX (70% of its Initial Value, rounded to two decimal places); 2,107.059 with respect to the RTY (70% of its Initial Value, rounded to three decimal places); and 4,355.09 with respect to the SX5E (70% of its Initial Value, rounded to two decimal places)

Specified Currency:	U.S. dollars
CUSIP/ISIN:	47233YE50 / US47233YE509
Book-entry or Certificated Note:	Book-entry
Business Day:	New York
Agent:	Jefferies LLC, a wholly-owned subsidiary of Jefferies Financial Group Inc. See “Supplemental Plan of Distribution.”
Calculation Agent:	Jefferies Financial Services, Inc., a wholly owned subsidiary of Jefferies Financial Group Inc.
Trustee:	The Bank of New York Mellon
Estimated value on the Pricing Date:	$930.10 per Note. Please see “The Notes” below.
Use of Proceeds:	General corporate purposes
Listing:	None
Conflict of Interest:
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., is a member of FINRA and will participate in the distribution of the notes being offered hereby. Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interest and will be conducted in accordance with the requirements of Rule 5121. See “Conflict of Interest.”

The Notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness.
Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-6 of this pricing supplement.
	PER NOTE	TOTAL
Public Offering Price	100.00%	$500,000
Underwriting Discounts and Commissions	4.55%	$22,750
Proceeds to Jefferies Financial Group Inc. (Before Expenses)	95.45%	$477,250
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
As used in this pricing supplement, “we,” “us” and “our” refer to Jefferies Financial Group Inc., unless the context requires otherwise.
We will deliver the Notes in book-entry form only through The Depository Trust Company on or about June 30, 2026 against payment in immediately available funds.
Jefferies
Pricing supplement dated June 26, 2026.
You should read this pricing supplement together with the related product supplement, prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below, before you decide to invest.
Product Supplement No. 5 dated May 11, 2026    Prospectus Supplement dated May 11, 2026 and Prospectus dated May 11, 2026

PAGE
PRICING SUPPLEMENT
You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying product supplement, prospectus and prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this pricing supplement or the accompanying product supplement, prospectus or prospectus supplement is accurate as of any date later than the date on the front of this pricing supplement.

PS-i

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This pricing supplement and the accompanying product supplement, prospectus and prospectus supplement contain or incorporate by reference “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not statements of historical fact and represent only our belief as of the date such statements are made. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, controls and procedures relating to the close of the quarter, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in our Annual Report on Form 10-K for the fiscal year ended November 30, 2025 filed with the U.S. Securities and Exchange Commission, or the SEC, on January 28, 2026 (the “Annual Report on Form 10-K”) and in our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2026 filed with the SEC on April 7, 2026. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.

PS-ii

RECENT DEVELOPMENTS
On June 24, 2026, Jefferies Financial Group Inc. announced its unaudited preliminary financial results for the fiscal second quarter of 2026:

Highlights for the three months ended May 31, 2026:

•	Investment Banking Net Revenues of $1.21 billion
•	Capital Markets Net Revenues of $799 million
•	Asset Management Net Revenues of $187 million
•	Pre-Tax Earnings of $315 million
•	Net Earnings Attributable to Common Shareholders of $226 million (reflects a 20.8% effective tax rate)

Highlights for the six months ended May 31, 2026:

•	Investment Banking Net Revenues of $2.22 billion
•	Capital Markets Net Revenues of $1.58 billion
•	Asset Management Net Revenues of $407 million
•	Pre-Tax Earnings of $527 million
•	Net Earnings Attributable to Common Shareholders of $382 million (reflects a 22.4% effective tax rate)

Amounts herein pertaining to the periods ended May 31, 2026 represent a preliminary estimate and may be revised in our Quarterly Report on Form 10-Q for the quarter ended May 31, 2026.

The above preliminary financial data included in this pricing supplement has been prepared by and is the responsibility of Jefferies’ management. Deloitte & Touche LLP, Jefferies’ independent public accountant, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.

THE NOTES
The Notes are senior unsecured obligations of Jefferies Financial Group Inc. The Aggregate Principal Amount of the Notes is $500,000. The Notes will mature on June 30, 2031. The Notes have the terms described in the accompanying product supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. The Notes will be automatically called if the Observation Value of the Worst-Performing Underlying on any Call Observation Date (beginning approximately one year after the Pricing Date) is equal to or greater than its Call Value. If your Notes are called, you will receive the applicable Call Payment on the applicable Call Payment Date, and no further amounts will be payable on the Notes. If your Notes are not called, at maturity, if the Final Value of the Worst-Performing Underlying is greater than or equal to its Threshold Value, you will receive the Stated Principal Amount; otherwise, your Notes are subject to 1-to-1 downside exposure to decreases in the Worst-Performing Underlying from its Initial Value, with up to 100% of the Stated Principal Amount at risk. For more information on the Call Feature and the Payment at Maturity please see “Summary of Terms” on the cover page of this pricing supplement. All payments on the Notes are subject to our credit risk. The Notes are issued as part of our Series A Global Medium-Term Notes program.
The Stated Principal Amount of each Note is $1,000. The Issue Price will equal 100% of the Stated Principal Amount per Note. This price includes costs associated with issuing, selling, structuring and hedging the Notes, which are borne by you, and, consequently, the estimated value of the Notes on the Pricing Date is less than the Issue Price. We estimate that the value of each Note on the Pricing Date is $930.10 per Note.
If any Call Payment Date or the Maturity Date occurs on a day that is not a Business Day, then the payment owed on such date will be postponed until the next succeeding Business Day, and no interest will accrue as a result of such delay.
Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement or prospectus, as applicable. If the terms described herein are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described herein shall control.

Call Observation Dates, Call Payment Dates, Call Premiums and Call Payments
Call Observation Dates	Call Payment Dates	Call Premiums (per Note)	Call Payments (per Note)
June 28, 2027	June 30, 2027	$142.50	$1,142.50
December 27, 2027	December 29, 2027	$213.75	$1,213.75
June 26, 2028	June 28, 2028	$285.00	$1,285.00
December 26, 2028	December 28, 2028	$356.25	$1,356.25
June 26, 2029	June 28, 2029	$427.50	$1,427.50
December 26, 2029	December 28, 2029	$498.75	$1,498.75
June 26, 2030	June 28, 2030	$570.00	$1,570.00
December 26, 2030	December 30, 2030	$641.25	$1,641.25
June 26, 2031	June 30, 2031	$712.50	$1,712.50
Valuation of the Notes
Jefferies LLC calculated the estimated value of the Notes set forth on the cover page of this pricing supplement based on its proprietary pricing models at that time. Jefferies LLC's proprietary pricing models generated an estimated value for the Notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Notes (the “derivative component”). In calculating the estimated value of the derivative component, Jefferies LLC estimated future cash flows based on a proprietary derivative-pricing model that is in turn based on various inputs, including the factors described under “Risk Factors—The estimated value of the Notes was determined for us by our subsidiary using proprietary pricing models” below. These inputs may be market-observable or may be based on assumptions made by Jefferies LLC in its discretionary judgment. Estimated cash flows on the bond and derivative components were discounted using a discount rate based on our internal funding rate.
The estimated value of the Notes is a function of the terms of the Notes and the inputs to Jefferies LLC’s proprietary pricing models.
Since the estimated value of the Notes is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modification to this model will impact the estimated value calculation. Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons. In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model. Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula. For example, to the extent a return formula contains leverage, model changes may cause a larger impact on the estimated value of that note than on a similar note without such leverage.
For an initial period following the issuance of the Notes (the “Temporary Adjustment Period”), the value that will be indicated for the Notes on any brokerage account statements prepared by Jefferies LLC or its affiliates (which value Jefferies LLC may also publish through one or more financial information vendors) will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents amounts which may include, but are not limited to, profits, fees, underwriting discounts and commissions and hedging and other costs expected to be paid or realized by Jefferies LLC or its affiliates, or other unaffiliated brokers or dealers, over the term of the Notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the Temporary Adjustment Period.
The relationship between the estimated value on the Pricing Date and the secondary market price of the Notes
The price at which Jefferies LLC purchases the Notes in the secondary market, absent changes in market conditions, including those related to interest rates and the Underlyings, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that Jefferies LLC would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.
Jefferies LLC may, but is not obligated to, make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time.

HOW THE NOTES WORK
Call Feature
The following examples illustrate the Call Feature over a range of hypothetical Observation Values of the Worst-Performing Underlying. The examples below are for purposes of illustration only and do not take into account any tax consequences from investing in the Notes. Payments on the Notes will depend on the actual Observation Values of the Worst-Performing Underlying on the Call Observation Dates. For recent historical performance of the Underlyings, please see “The Underlyings” section below. Each Underlying is a price return index and as such its Observation Values and Final Value will not include any income generated by dividends paid on the stocks included in such Underlying, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the Notes are subject to our credit risk.
Example 1. The Observation Value of the Worst-Performing Underlying on the first Call Observation Date is greater than its Call Value. Therefore the Notes will be called and the applicable Call Payment of $1,142.50 will be paid on the applicable Call Payment Date. The Notes will no longer be outstanding and no further amounts will be payable on the Notes.
Example 2. The Observation Value of the Worst-Performing Underlying on each of the first eight Call Observation Dates is below its Call Value. Therefore the Notes will not be called on any of the first eight Call Observation Dates. The Observation Value of the Worst-Performing Underlying on the ninth Call Observation Date is greater than its Call Value. Therefore the Notes will be called and the applicable Call Payment of $1,712.50 will be paid on the applicable Call Payment Date. The Notes will no longer be outstanding and no further amounts will be payable on the Notes.
Example 3. The Observation Value of the Worst-Performing Underlying on each of the first eight Call Observation Dates is below its Call Value.Therefore the Notes will not be called on any of the first eight Call Observation Dates. The Observation Value of the Worst-Performing Underlying on the ninth Call Observation Date is below its Call Value. Therefore the Notes will be not be called. See “—Payment at Maturity” below.
Payment at Maturity
The table below assumes the Notes have not been called and presents examples of hypothetical Payments at Maturity on the Notes over a range of hypothetical Final Values of the Worst-Performing Underlying. The examples below are for purposes of illustration only and do not take into account any tax consequences from investing in the Notes. The actual Payment at Maturity will depend on the actual Final Value of the Worst-Performing Underlying determined on the Valuation Date.
The table below is based on the following terms:
Stated Principal Amount:	$1,000 per Note.
Hypothetical Initial Value of the Worst-Performing Underlying:	100
Hypothetical Threshold Value of the Worst-Performing Underlying:	70

Final Value of the Worst- Performing Underlying	Payment at Maturity per Note	Return on the Notes
0.00	$0.00	-100.00%
50.00	$500.00	-50.00%
69.99	$699.90	-30.01%
70.00(1)	$1,000.00	0.00%
85.00	$1,000.00	0.00%
90.00	$1,000.00	0.00%
95.00	$1,000.00	0.00%
99.99	$1,000.00	0.00%
(1)	This hypothetical Final Value of the Worst-Performing Underlying corresponds to its Threshold Value.

RISK FACTORS
In addition to the other information contained and incorporated by reference in this pricing supplement and the accompanying product supplement, prospectus and prospectus supplement, including the section entitled “Risk Factors” in our Annual Report on Form 10‑K, you should consider carefully the following factors before deciding to purchase the Notes.
Structure-related Risks
You may lose a significant portion or all of your investment.
If your Notes are not called and the Final Value of the Worst-Performing Underlying is less than its Threshold Value, you will receive for each Note that you hold a Payment at Maturity that is less than the Stated Principal Amount of each Note. In this case investors will lose 1% of the Stated Principal Amount for every 1% decline in the Final Value below the Initial Value. Investors will lose more than 30% and can lose up to 100% of the Stated Principal Amount of the Notes if the Notes are not called and the Final Value of the Worst-Performing Underlying is less than its Threshold Value.
Your investment return is limited to the return represented by the applicable Call Premium.
Your investment return will be limited to the return represented by the applicable Call Premium that is payable if the Notes are called.  You will not receive a payment on the Notes greater than the Stated Principal Amount plus the applicable Call Premium, regardless of the appreciation of the Underlyings.  In contrast, a direct investment in the Underlyings (or any securities, commodities or other assets represented by the Underlyings) would allow you to receive the full benefit of any appreciation in the value of the Underlyings (or those underlying assets).
If the Notes are called you will be subject to reinvestment risk.
If the Notes are called, the term of the Notes will be short. In such a case, you will lose the opportunity to receive any higher Call Premium that otherwise might have been payable on a later date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to maturity.
The Notes are subject to the risks of each Underlying, not a basket composed of the Underlyings, and will be negatively affected if the Observation Value or Final Value of any Underlying decreases below its Call Value or Threshold Value on the applicable Call Observation Dates or the Valuation Date, even if the Observation Value or Final Value of the other Underlyings do not.
The Notes are linked to the worst-performing of the Underlyings and you are subject to the risks associated with each Underlying. The Notes are not linked to a basket composed of the Underlyings, where the depreciation in the value of one Underlying could be offset to some extent by the appreciation in the value of the other Underlying. The individual performance of each Underlying will not be combined, and the depreciation in the value of one Underlying will not be offset by any appreciation in the value of the other Underlying. For example, even if the Observation Value of an Underlying is at or above its Call Value, your Notes will not be called and you will not receive the Call Payment on the applicable Call Payment Date if the Observation Value of the Worst-Performing Underlying is below its Call Value. Similarly, if the Final Value of an Underlying is at or above its Threshold Value, you will lose a portion of your principal if the Final Value of the Worst-Performing Underlying is below its Threshold Value.
Payment on the Notes is not linked to the value of the Underlyings at any time other than the Call Observation Dates or the Valuation Date.

The Observation Value of each Underlying will be based on its Index Closing Value on the applicable Call Observation Date and the Final Value of each Underlying will be based on its Index Closing Value on the Valuation Date (which is also the final Call Observation Date) (in each case subject to postponement for non-Index Business Days and Certain Market Disruption Events as described in the accompanying product supplement). Even if the value of the Worst-Performing Underlying is always greater than its Call Value prior to a Call Observation Date, your Notes will not be called and you will not receive the Call Payment on the applicable Call Payment Date if the Observation Value of the Worst-Performing Underlying is below its Call Value on the Call Observation Date. Furthermore, even if the value of the Worst-Performing Underlying appreciates prior to the Valuation Date but then drops below its Threshold Value on the Valuation Date, the  Payment at Maturity  will be less, and may be significantly less, than  it would have been had the Payment at Maturity been linked to the value of the Worst-Performing Underlying prior to such drop. Although the actual value of an Underlying on the Maturity Date or at other times during the term of the Notes may be higher than its Observation Values or Final Value, payments on the Notes will be based solely on the Observation Values and Final Values of the Underlyings.
You will not benefit in any way from the performance of the better performing Underlyings.

The return on the Notes will depend solely on the performance of the Worst-Performing Underlying, and you will not benefit in any way from the performance of the better performing Underlyings. The Notes may underperform a similar investment in each of the Underlyings or a similar alternative investment linked to a basket composed of the Underlyings. In either such case, the performance of the better performing Underlyings would be blended with the performance of the Worst-Performing Underlying, resulting in a potentially better return than what you would receive on the Notes.
The Notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Notes.
You are dependent on our ability to pay all amounts due on the Notes and therefore you are subject to our credit risk. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Notes.
Valuation- and Market-related Risks
The market price of the Notes will be influenced by many unpredictable factors.
Several factors, many of which are beyond our control, will influence the value of the Notes in the secondary market and the price at which Jefferies LLC may be willing to purchase or sell the Notes in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the Underlyings, interest and yield rates in the market, time remaining until the Notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or equities markets generally and which may affect the Observation Values or Final Value of the Underlyings and any actual or anticipated changes in our credit ratings or credit spreads. The value of the Underlyings may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “The Underlyings” below. You may receive less, and possibly significantly less, than the Stated Principal Amount per Note if you try to sell your Notes prior to maturity.
The estimated value of the Notes on the Pricing Date, based on Jefferies LLC proprietary pricing models at that time and our internal funding rate, will be less than the Issue Price.
The difference is attributable to certain costs associated with selling, structuring and hedging the Notes that are included in the Issue Price. These costs include (i) the selling concessions paid in connection with the offering of the Notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the Notes and (iii) the expected profit (which may be more or less than actual profit) to Jefferies LLC or other of our affiliates in connection with hedging our obligations under the Notes. These costs adversely affect the economic terms of the Notes because, if they were lower, the economic terms of the Notes would be more favorable to you. The economic terms of the Notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the Notes. See “The estimated value of the Notes would be lower if it were calculated based on our secondary market rate” below.
The estimated value of the Notes was determined for us by our subsidiary using proprietary pricing models.
Jefferies LLC derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models at that time. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Underlyings. Jefferies LLC’s views on these inputs and assumptions may differ from your or others’ views, and as an agent in this offering, Jefferies LLC’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the Notes. Moreover, the estimated value of the Notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the Notes for other purposes, including for accounting purposes. You should not invest in the Notes because of the estimated value of the Notes. Instead, you should be willing to hold the Notes to maturity irrespective of the initial estimated value.
Since the estimated value of the Notes is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modifications to this model will impact the estimated value calculation. Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons. In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model. Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula. For example, to the extent a return formula contains a participation rate of greater than 100%, model changes may cause a larger impact on the estimated value of that note than on a similar note without such participation rate.
The estimated value of the Notes would be lower if it were calculated based on our secondary market rate.

The estimated value of the Notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the Notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that Jefferies LLC will use in determining the value of the Notes for purposes of any purchases of the Notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the Notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the interest that is payable on the Notes.
Because there is not an active market for traded instruments referencing our outstanding debt obligations, Jefferies LLC determines our secondary market rate based on the market price of traded instruments referencing our debt obligations, but subject to adjustments that Jefferies LLC makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our creditworthiness as adjusted for discretionary factors such as Jefferies LLC’s preferences with respect to purchasing the Notes prior to maturity.
The estimated value of the Notes is not an indication of the price, if any, at which Jefferies LLC or any other person may be willing to buy the Notes from you in the secondary market.
Any such secondary market price will fluctuate over the term of the Notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the Notes than if our internal funding rate were used. In addition, any secondary market price for the Notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the Notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the Notes will be less than the Issue Price.
The Notes will not be listed on any securities exchange and secondary trading may be limited.
The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. Jefferies LLC may, but is not obligated to, make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Since other broker-dealers may not participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Jefferies LLC is willing to transact. If, at any time, Jefferies LLC were to cease making a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.
Conflict-related Risks
The Calculation Agent, which is a subsidiary of ours, will make determinations with respect to the Notes.
As Calculation Agent, Jefferies Financial Services, Inc. will determine the Initial Value of each Underlying, will determine the Observation Values and Final Value of each Underlying and will calculate the amount of cash you receive during the term of the Notes. Moreover, certain determinations made by Jefferies Financial Services, Inc., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a successor index or calculation of the Observation Value or Final Value in the event of a Market Disruption Event or discontinuance of an Underlying. These potentially subjective determinations may adversely affect payments on the Notes.
Our trading and hedging activities may create conflicts of interest with you.
We or one or more of our subsidiaries, including Jefferies LLC, may engage in trading activities related to the Notes that are not for your account or on your behalf. We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty. These trading and hedging activities may present a conflict of interest between your interest as a holder of the Notes and the interests we and our subsidiaries may have in our proprietary accounts, in facilitating transactions for our customers, and in accounts under our management.

Underlying-related Risks
Investing in the Notes is not equivalent to investing in any Underlying.
Investing in the Notes is not equivalent to investing in any Underlying or the securities included in any Underlying. As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to securities included in any Underlying.
Historical performance of the Underlyings should not be taken as an indication of the future performance of the Underlyings during the term of the Notes.
The actual performance over the term of the Notes of the Underlyings as well as any payment on the Notes may bear little relation to the historical performance of the Underlyings. The future performance of the Underlyings may differ significantly from their historical performance, and no assurance can be given as to the value of the Underlyings during the term of the Notes. It is impossible to predict whether the value of the Underlyings will rise or fall. We cannot give you assurance that the performance of the Underlyings will not adversely affect any payment on the Notes.
You must rely on your own evaluation of the merits of an investment linked to the Underlyings.
In the ordinary course of their businesses, we or our subsidiaries may have expressed views on expected movements in the Underlyings or the securities included in the Underlyings, and may do so in the future. These views or reports may be communicated to our clients and clients of our subsidiaries. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the Underlyings may at any time have views that are significantly different from ours or those of our subsidiaries. For these reasons, you should consult information about the Underlyings or the securities included in the Underlyings from multiple sources, and you should not rely on the views expressed by us or our subsidiaries.
Neither the offering of the Notes nor any views which we or our subsidiaries from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the Notes.
Adjustments to an Underlying could adversely affect the value of the Notes.
The index publisher of an Underlying (each, an “Index Publisher”) may add, delete or substitute the securities included in that Underlying or make other methodological changes that could change the value of that Underlying. An Index Publisher may discontinue or suspend calculation or publication of the applicable Underlying at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Underlying and is not precluded from considering indices that are calculated and published by the Calculation Agent or any of its affiliates. If the Calculation Agent determines that there is no appropriate successor index, the Payment at Maturity on the Notes will be an amount based on the closing prices at maturity of the securities included in the Underlying at the time of such discontinuance, without rebalancing or substitution, computed by the Calculation Agent in accordance with the formula for calculating the Underlying last in effect prior to discontinuance of the Underlying.
The Notes are subject to risks associated with small-size capitalization companies.
The stocks comprising the RTY are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.
An investment in the Notes is subject to risks associated with investing in non-U.S. companies.
All of the stocks included in the SX5E and some of the stocks included in the NDX are issued by companies incorporated outside of the United States. The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government's economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
Tax-related Risks
The tax consequences of an investment in your Notes are uncertain.

The tax consequences of an investment in your Notes are uncertain, both as to the timing and character of any inclusion in income in respect of your Notes.
The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your Notes, and any such guidance could adversely affect the value and the tax treatment of your Notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – U.S. Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the Notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Notes in your particular circumstances.

THE UNDERLYINGS
All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Nasdaq, Inc. (“Nasdaq”), the Index Publisher of the Nasdaq-100 Index®, FTSE Russell, the Index Publisher of the Russell 2000® Index, and STOXX Limited (“STOXX”), the Index Publisher of the EURO STOXX 50® Index. The Index Publishers, which license the copyright and all other rights to the Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of the Index Publishers discontinuing publication of the Underlyings are discussed in “Description of the Notes—Discontinuance of any Underlying or Basket Component; Alteration of Method of Calculation” in the accompanying product supplement. None of us, the Calculation Agent, or Jefferies LLC accepts any responsibility for the calculation, maintenance or publication of the Underlyings or any successor index. None of us, the Calculation Agent, Jefferies LLC or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.
The Nasdaq-100 Index®
The Nasdaq-100 Index® (the “NDX”)  is intended to measure the performance of the 100 largest domestic and international non-financial securities listed on The Nasdaq Stock Market (“NASDAQ”) based on market capitalization. The NDX reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies.
The NDX began trading on January 31, 1985 at a base value of 125.00. The NDX is calculated and published by Nasdaq, Inc. In administering the NDX, Nasdaq, Inc. will exercise reasonable discretion as it deems appropriate.
Underlying Stock Eligibility Criteria
NDX eligibility is limited to specific security types only. The security types eligible for the NDX include foreign or domestic common stocks, ordinary shares, ADRs and tracking stocks. Security types not included in the NDX are closed-end funds, convertible debt securities, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units, and other derivative securities. The NDX does not contain securities of investment companies. For purposes of the NDX eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.
Initial Eligibility Criteria
To be eligible for initial inclusion in the NDX, a security must be listed on NASDAQ and meet the following criteria:
•
the security's U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the security must be of a non-financial company;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have a minimum three-month average daily trading volume of at least 200,000 shares;
•
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the NDX;
•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
•
the issuer of the security must have “seasoned” on NASDAQ, the New York Stock Exchange or NYSE Amex. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing).

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NDX, the following criteria apply:
•	the security's U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;
•	the security must be of a non-financial company;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have a minimum three-month average daily trading volume of at least 200,000 shares;
•
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

•
the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.
Computation of the NDX
The value of the NDX equals the aggregate value of the NDX share weights (the “NDX Shares”) of each of the NDX securities multiplied by each such security's last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the divisor of the NDX. If trading in an NDX security is halted while the market is open, the last traded price for that security is used for all NDX computations until trading resumes. If trading is halted before the market is open, the previous day’s last sale price is used. The formula for determining the NDX value is as follows:
The NDX is ordinarily calculated without regard to cash dividends on NDX securities. The NDX is calculated during the trading day and is disseminated once per second from 09:30:01 to 17:16:00 ET. The closing level of the NDX may change up until 17:15:00 ET due to corrections to the last sale price of the NDX securities. The official closing value of the NDX is ordinarily disseminated at 17:16:00 ET.
NDX Maintenance
Changes to NDX Constituents
Changes to the NDX constituents may be made during the annual ranking review. In addition, if at any time during the year other than the annual review, it is determined that an NDX security issuer no longer meets the criteria for continued inclusion in the NDX, or is otherwise determined to have become ineligible for continued inclusion in the NDX, it is replaced with the largest market capitalization issuer not currently in the NDX that meets the applicable eligibility criteria for initial inclusion in the NDX.
Ordinarily, a security will be removed from the NDX at its last sale price. However, if at the time of its removal the NDX security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the NDX security may, in Nasdaq, Inc.'s discretion, be removed at a price of $0.00000001 (“zero price”). This zero price will be applied to the NDX security after the close of the market but prior to the time the official closing value of the NDX is disseminated.
Divisor Adjustments
The divisor is adjusted to ensure that changes in the NDX constituents either by corporate actions (that adjust either the price or shares of an NDX security) or NDX participation outside of trading hours do not affect the value of the NDX. All divisor changes occur after the close of the applicable index security markets.
Quarterly NDX Rebalancing
The NDX will be rebalanced on a quarterly basis if it is determined that (1) the current weight of the single NDX security with the largest market capitalization is greater than 24.0% of the NDX or (2) the collective weight of those securities whose individual current weights are in excess of 4.5% exceeds 48.0% of the NDX. In addition, a “special rebalancing” of the NDX may be conducted at any time if Nasdaq, Inc. determines it necessary to maintain the integrity and continuity of the NDX. If either one or both of the above weight distribution conditions are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is necessary, a weight rebalancing will be performed.
If the first weight distribution condition is met and the current weight of the single NDX security with the largest market capitalization is greater than 24.0%, then the weights of all securities with current weights greater than 1.0% (“large securities”) will be scaled down proportionately toward 1.0% until the adjusted weight of the single largest NDX security reaches 20.0%.
If the second weight distribution condition is met and the collective weight of those securities whose individual current weights are in excess of 4.5% (or adjusted weights in accordance with the previous step, if applicable) exceeds 48.0% of the NDX, then the weights of all such large securities in that group will be scaled down proportionately toward 1.0% until their collective weight, so adjusted, is equal to 40.0%.
The aggregate weight reduction among the large securities resulting from either or both of the rebalancing steps above will then be redistributed to those securities with weightings of less than 1.0% (“small securities”) in the following manner. In the first iteration, the weight of the largest small security will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by the same factor reduced in relation to each security's relative ranking among the small securities such that the smaller the NDX security in the ranking, the less its weight will be scaled upward. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NDX.
In the second iteration of the small security rebalancing, the weight of the second largest small security, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by this same factor reduced in relation to each security's relative ranking among the small securities such that, once again, the smaller the security in the ranking, the less its weight will be scaled upward. Additional iterations will be performed until the accumulated increase in weight among the small securities equals the aggregate weight reduction among the large securities that resulted from the rebalancing in accordance with the two weight distribution conditions discussed above.
Finally, to complete the rebalancing process, once the final weighting percentages for each NDX security have been set, the NDX Shares will be determined anew based upon the last sale prices and aggregate capitalization of the NDX at the close of trading on the last calendar day in February, May, August and November. Changes to the NDX Shares will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor is made to ensure continuity of the NDX. Ordinarily, new rebalanced NDX Shares will be determined by applying the above procedures to the current NDX Shares. However, Nasdaq, Inc. may, from time to time, determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the NDX components. In such instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.
During the quarterly rebalancing, data is cutoff as of the previous month end and no changes are made to the NDX from that cutoff until the quarterly index share change effective date, except in the case of changes due to corporate actions with an ex-date.
Adjustments for Corporate Actions
Changes in the price and/or NDX Shares driven by corporate events such as stock dividends, splits, and certain spin-offs and rights issuances will be adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change will be made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. The NDX Shares are derived from the security's total shares outstanding. The NDX Shares are adjusted by the same percentage amount by which the total shares outstanding have changed.
Historical Performance of the Nasdaq-100 Index®
The following graph sets forth the daily historical performance of the Nasdaq-100 Index® in the period from January 1, 2019 through June 26, 2026.  We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.
NDX Index Daily Closing Levels

This historical data on the Underlying is not necessarily indicative of the future performance of the Underlying or what the value of the Notes may be. Any historical upward or downward trend in the level of the Underlying during any period set forth above is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the levels of the Nasdaq-100 Index®.
License Agreement
The securities are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, Inc., with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. The Corporations make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the NDX to track general stock market performance. The Corporations' only relationship to us is in the licensing of the NASDAQ®, OMX®, NASDAQ OMX®, and NDX registered trademarks, and certain trade names of the Corporations or their licensor and the use of the NDX which is determined, composed and calculated by Nasdaq, Inc. without regard to us or the securities. Nasdaq, Inc. has no obligation to take the needs of us or the owners of the securities into consideration in determining, composing or calculating the NDX. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the securities.
THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
The Russell 2000® Index
The Russell 2000® Index (the “RTY”)  was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.
Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1 , 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31 , 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell

3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the securities.
Selection of Stocks Comprising the RTY
Each company eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
Historical Performance of the Russell 2000® Index

The following graph sets forth the daily historical performance of the Russell 2000® Index in the period from January 1, 2019 through June 26, 2026.  We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.
RTY Index Daily Closing Levels

This historical data on the Underlying is not necessarily indicative of the future performance of the Underlying or what the value of the Notes may be. Any historical upward or downward trend in the level of the Underlying during any period set forth above is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the levels of the Russell 2000® Index.
License Agreement
“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by Jefferies Financial Group Inc. (the “Issuer”). The securities are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the securities.
FTSE Russell and the Issuer have entered into a non-exclusive license agreement providing for the license to the Issuer and its affiliates in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the securities. The license agreement provides that the following language must be stated in this pricing supplement:
The securities are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to the Issuers is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed, and calculated by FTSE Russell without regard to the Issuer or the securities. FTSE Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the securities.
FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY

SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
The EURO STOXX 50® Index
The SX5E was created by STOXX, which is owned by Deutsche Börse AG. Publication of the SX5E began in February 1998, based on an initial index level of 1,000 on December 31, 1991.
Index Composition and Maintenance
The SX5E is composed of 50 stocks from 11 Eurozone countries (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) of the STOXX Europe 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 20 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; consumer products & services; energy; financial services; food, beverages & tobacco; health care; industrial goods & services; insurance; media; personal care, drug & grocery stores; real estate; retailers; technology; telecommunications; travel & leisure; and utilities.
For each of the 20 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list. All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.
The index components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.
The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the EURO STOXX® Index.
The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The SX5E is subject to a “fast exit rule.” The index components are monitored for any changes based on the monthly selection list ranking. A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list. The highest-ranked stock that is not an index component will replace it. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.
The SX5E is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.
The SX5E is also reviewed on an ongoing monthly basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the index composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
Index Calculation
The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:
The “free float market capitalization of the Index” is equal to the sum of the product of the price, the number of shares and the free float factor and the weighting cap factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
Historical Performance of the EURO STOXX 50® Index
The following graph sets forth the daily historical performance of the EURO STOXX 50® Index in the period from January 1, 2019 through June 26, 2026.  We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.
SX5E Index Daily Closing Levels

This historical data on the Underlying is not necessarily indicative of the future performance of the Underlying or what the value of the Notes may be. Any historical upward or downward trend in the level of the Underlying during any period set forth above is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the levels of the EURO STOXX 50® Index.
License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated companies of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Notes.
The license agreement requires that the following language be stated in this pricing supplement:
“STOXX Limited, Deutsche Börse Group and their licensors, research partners or data providers have no relationship to us other than the licensing of the SX5E and the related trademarks for use in connection with the Notes.
STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not:
•	sponsor, endorse, sell or promote the Notes.
•	recommend that any person invest in the Notes or any other securities.
•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.
•	have any responsibility or liability for the administration, management or marketing of the Notes
•	consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the SX5E or have any obligation to do so.
STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the Notes or their performance.
STOXX does not assume any contractual relationship with the purchasers of the Notes or any other third parties.

Specifically,
•	STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not give any warranty, express or implied, and exclude any liability about:
•	The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	The accuracy, timeliness, and completeness of the SX5E and its data
•	The merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	The performance of the Notes generally.
•	STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty and exclude any liability, for any errors, omissions or interruptions in the SX5E or its data;
•
Under no circumstances will STOXX, Deutsche Börse Group or their licensors, research partners or data providers be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SX5E or its data or generally in relation to the Notes, even in circumstances where STOXX, Deutsche Börse Group or their licensors, research partners or data providers are aware that such loss or damage may occur.

The licensing agreement discussed above is solely for our benefit and that of STOXX, and not for the benefit of the owners of the Notes or any other third parties.”

HEDGING
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with one or more of our subsidiaries. The terms of these hedging arrangements are determined based upon terms provided by our subsidiaries, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes depend in part on the terms of these hedging arrangements.
The hedging arrangements may include hedging related charges, reflecting the costs associated with, and our subsidiaries’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than this amount.
For further information, see “Risk Factors” beginning on page PS-6 of this pricing supplement.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following section supplements the discussion of U.S. federal income taxation in the accompanying product supplement.
The following section is the opinion of Sidley Austin LLP, our counsel. In addition, it is the opinion of Sidley Austin LLP that the characterization of the Notes for U.S. federal income tax purposes that will be required under the terms of the Notes, as discussed below, is a reasonable interpretation of current law.
This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a tax exempt organization;
•	a partnership;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a common trust fund;
•	a person that owns a Note as a hedge or that is hedged against interest rate risks;
•	a person that owns a Note as part of a straddle or conversion transaction for tax purposes; or
•	a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
Although this section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your Notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your Notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.
You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the Notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
U.S. Holders
This section applies to you only if you are a U.S. Holder that holds your Notes as a capital asset for tax purposes. You are a “U.S. Holder” if you are a beneficial owner of each of your Notes and you are:
•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment
You will be obligated pursuant to the terms of the Notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your Notes for all tax purposes as pre-paid derivative contracts in respect of the Underlyings. Except as otherwise stated below, the discussion herein assumes that the Notes will be so treated.

Upon the sale, exchange, redemption or maturity of your Notes, you should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in the Notes. Your tax basis in the Notes will generally be equal to the amount that you paid for the Notes. If you hold your Notes for more than one year, such gain or loss generally should be long-term capital gain or loss. If you hold your Notes for one year or less, such gain or loss generally should be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.
We will not attempt to ascertain whether any issuer of a component stock included in an Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code. If the issuer of one or more stocks included in an Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. Holder of the Notes. You should refer to information filed with the SEC by the issuers of the component stocks included in an Underlying and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in an Underlying is or becomes a PFIC.
No statutory, judicial or administrative authority directly discusses how your Notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
Alternative Treatments
There is no judicial or administrative authority discussing how your Notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service (“IRS”) might assert that a treatment other than that described above is more appropriate. For example, the IRS could treat your Notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the Notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your Notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your Notes prior to your receipt of cash attributable to that income.
If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your Notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your Notes, and, thereafter, as capital loss.
If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.
It is also possible that your Notes could be treated in the manner described above, except that any gain or loss that you recognize upon sale, exchange, redemption or maturity would be treated as ordinary income or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.
It is also possible that the IRS could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above.
You should consult your tax advisor as to possible alternative characterizations of your Notes for U.S. federal income tax purposes.
Possible Change in Law
On December 7, 2007, the IRS released a notice stating that the IRS and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the Notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the Notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the IRS determine that some other treatment is more appropriate.
Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect Notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Notes.
Backup Withholding and Information Reporting
You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus supplement under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” with respect to payments on your Notes and, notwithstanding that we do not intend to treat the Notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your Notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement. Please see the discussion under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement for a description of the applicability of the backup withholding and information reporting rules to payments made on your Notes.
Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are the beneficial owner of Notes and are, for U.S. federal income tax purposes:
•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the Notes.
The term “Non-U.S. Holder” does not include any of the following holders:
•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or
•	a holder for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.
We will not attempt to ascertain whether any issuer of a component stock included in an Underlying would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Code. If the issuer of one or more stocks included in an Underlying was so treated, certain adverse U.S. federal income tax consequences could possibly apply to a Non-U.S. Holder of the Notes. You should refer to information filed with the SEC by the issuers of the component stocks included in an Underlying and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in an Underlying is or becomes a USRPHC.
You will also be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus supplement under “United States Federal Taxation — Non-U.S. Holders — Backup Withholding and Information Reporting” with respect to payments on your Notes  and, notwithstanding that we do not intend to treat the Notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your Notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Federal Taxation — Non-U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the Notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective Non-U.S. Holders of the Notes should consult their tax advisors in this regard.
Furthermore, on December 7, 2007, the IRS released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your Notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your Notes  to be subject to withholding, even if you comply with certification requirements as to your foreign status.
In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption or maturity of your Notes, could be collected via withholding. If these regulations were to apply to the Notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the Underlyings during the term of the Notes. We could also require you to make certifications (e.g., an applicable IRS Form W-8) prior to the maturity of the Notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your Notes, your Notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for Non-U.S. Holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your Notes for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act
Legislation commonly referred to as “FATCA” generally imposes a gross-basis withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify or supplement these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” (“FDAP”) income. Current provisions of the Code and Treasury regulations that govern FATCA treat gross proceeds from a sale or other disposition of obligations that can produce U.S.-source interest or FDAP income as subject to FATCA withholding. However, under recently proposed Treasury regulations, such gross proceeds would not be subject to FATCA withholding. In its preamble to such proposed regulations, the Treasury Department and the IRS have stated that taxpayers may generally rely on the proposed Treasury regulations until final Treasury regulations are issued. We will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. Holders and Non-U.S. Holders should consult their tax advisors regarding the potential application of FATCA to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., will act as our Agent in connection with the offering of the Notes. Subject to the terms and conditions contained in a distribution agreement between us and Jefferies LLC, the Agent has agreed to use its reasonable efforts to solicit purchases of the Notes. We have the right to accept offers to purchase Notes and may reject any proposed purchase of the Notes. We or Jefferies LLC will pay various discounts and commissions to dealers of up to $45.50 per Note depending on market conditions. The Agent may also reject any offer to purchase Notes.
We may also sell Notes to the Agent who will purchase the Notes as principal for its own account. In that case, the Agent will purchase the Notes at a price equal to the issue price specified on the cover page of this pricing supplement, less a discount. The discount will equal the applicable commission on an agency sale of the Notes.
The Agent may resell any Notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the Agent received from us. If all the Notes are not sold at the initial offering price, the Agent may change the offering price and the other selling terms.
The Agent will sell any unsold allotment pursuant to this pricing supplement from time to time in one or more transactions in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of time of sale, prices relating to the prevailing market prices or negotiated prices.
We may also sell Notes directly to investors. We will not pay commissions on Notes we sell directly.
The Agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act. We have agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act.
If the Agent sells Notes to dealers who resell to investors and the Agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.
The Agent is offering the Notes, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the Notes, and other conditions contained in the distribution agreement, such as the receipt by the Agent of officers’ certificates and legal opinions. The Agent reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The Agent is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121. See “Conflict of Interest” below.
The Agent is not acting as your fiduciary or advisor solely as a result of the offering of the Notes, and you should not rely upon any communication from the Agent in connection with the Notes as investment advice or a recommendation to purchase the Notes. You should make your own investment decision regarding the Notes after consulting with your legal, tax, and other advisors.
We expect to deliver the Notes against payment therefor in New York, New York on June 30, 2026, which will be the second scheduled business day following the initial pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than one business day from a pricing date, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Jefferies LLC and any of our other broker-dealer subsidiaries may use this pricing supplement, the prospectus and the prospectus supplements for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. Our subsidiaries may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.
Notice to Prospective Investors in the European Economic Area
This pricing supplement and the accompanying product supplement, prospectus and prospectus supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This pricing supplement and the accompanying product supplement, prospectus and prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this pricing supplement and the accompanying product supplement, prospectus and prospectus supplement may only do so with respect to EEA Qualified Investors. Neither the Issuer nor the Agent have authorized, nor do they authorize, the making of any offer of Notes other than to EEA Qualified Investors.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in the United Kingdom
This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been prepared on the basis that any offer of Notes in the United Kingdom will be made pursuant to one or more of the exceptions set out in Part 1 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATR”). Neither the Issuer nor the Agent have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Issuer or the Agent to publish a prospectus for such offer.
PROHIBITION OF SALES TO UK RETAIL INVESTORS — The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom.  For these purposes, a “retail investor” means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom (“UK MiFIR”); or (ii) not a qualified investor under paragraph 15 of Schedule 1 to the POATR. Consequently no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.
Other Regulatory Restrictions in the United Kingdom
The communication of this pricing supplement and the accompanying product supplement, prospectus and prospectus supplement relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)) or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement and the accompanying product supplement, prospectus and prospectus supplement relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement and the accompanying product supplement, prospectus and prospectus supplement or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in China
This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute a public offer of the Notes, whether by sale or subscription, in the People's Republic of China (the “PRC”). The Notes are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the Notes without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.
Notice to Prospective Investors in Hong Kong
None of the Notes (except for Notes which are a “structured product” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong)) (the “SFO”) have been offered or sold and will be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the SFO and any rules made under the SFO or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.
Notice to Prospective Investors in Indonesia
This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell nor a solicitation to buy securities in Indonesia.
Notice to Prospective Investors in Japan
The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law no. 25 of 1948, as amended) (“FIEL”) and, accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit, of any Japanese person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time. For this purpose, a “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Malaysia
No action has been, or will be, taken to comply with Malaysian laws for making available, offering for subscription or purchase, or issuing any invitation to subscribe for or purchase or sale of the Notes in Malaysia or to persons in Malaysia as the Notes are not intended by the issuer to be made available, or made the subject of any offer or invitation to subscribe or purchase, in Malaysia. Neither this document nor any document or other material in connection with the Notes should be distributed, caused to be distributed or circulated in Malaysia. No person should make available or make any invitation or offer or invitation to sell or purchase the Notes in Malaysia unless such person takes the necessary action to comply with Malaysian laws.
Notice to Prospective Investors in the Philippines
Any person claiming an exemption under Section 10.1 of the Securities Regulation Code (“SRC”) (or the exempt transactions) must provide to any party to whom it offers or sells securities in reliance on such exemption a written disclosure containing the following information: (1) The specific provision of Section 10.1 of the SRC on which the exemption from registration is claimed; and (2) The following statement must be made in bold face, prominent type: THE SECURITIES BEING OFFERED OR SOLD HEREIN HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE OF THE PHILIPPINES. ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.
Notice to Prospective Investors in Singapore
This pricing supplement and the accompanying prospectus supplement and prospectus has not been and will not be registered as a prospectus under the Securities and Futures Act 2001, as amended (the “SFA”) by the Monetary Authority of Singapore, and the offer of the Notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, none of this pricing supplement nor the accompanying prospectus supplement, prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any Notes may be circulated or distributed, nor may any Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA,

(ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.
It is a condition of the offer that where the Notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:
(i)
a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(ii)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the Notes except:
(A)
to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

(B)	where no consideration is or will be given for the transfer;

(C)	where the transfer is by operation of law; or

(D)	as specified in Section 276(7) of the SFA

Notification under Section 309B(1) of the Securities and Futures Act 2001 of Singapore (“SFA”): For the purposes of the Issuer’s obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are capital markets products other than prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Specified Investment Products (as defined in Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in South Korea
The Notes have not been registered with the Financial Services Commission of Korea for a public offering in Korea. The Notes have not been and will not be offered, sold or delivered directly or indirectly, or offered, sold or delivered to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea, except as otherwise permitted under applicable Korean laws and regulations, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. By the purchase of the Notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the Notes pursuant to the applicable laws and regulations of Korea.
Notice to Prospective Investors in Taiwan
The Notes may be made available outside Taiwan for purchase outside Taiwan by Taiwan resident investors, but may not be offered or sold in Taiwan.
Notice to Prospective Investors in Thailand
The pricing supplement and the accompanying prospectus supplement and prospectus have not been approved by the Thailand Securities and Exchange Commission which takes no responsibility for its contents. Nothing in this pricing supplement and the accompanying prospectus supplement and prospectus nor any action of Jefferies Financial Group Inc. or any of its affiliates constitutes or shall be construed as an offer for sale of any securities, or a solicitation to make an offer for sale of any securities in Thailand or a provision of any securities business requiring license under the SEC Act. This pricing supplement and the accompanying prospectus supplement and prospectus is intended to be read by the addressee only and must not be passed to, issued to, or shown to the public generally.

CONFLICT OF INTEREST
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., is a member of FINRA and will participate in the distribution of the Notes. Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interests and will be conducted in accordance with the requirements of Rule 5121. Jefferies LLC will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written specific approval of the customer.

LEGAL MATTERS
In the opinion of Sidley Austin LLP, as counsel to Jefferies Financial Group Inc., when the Notes offered by this pricing supplement have been executed and issued by Jefferies Financial Group Inc. and authenticated by the trustee pursuant to the indenture, and the notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Jefferies Financial Group Inc., subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated May 11, 2026, which has been filed as Exhibit 5.1 to Jefferies Financial Group Inc.’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 11, 2026.

EXPERTS
The financial statements of Jefferies Financial Group Inc. as of November 30, 2025 and 2024, and for each of the three years in the period ended November 30, 2025, incorporated by reference in this prospectus supplement from Jefferies Financial Group Inc.’s Annual Report on Form 10-K, and the effectiveness of the Jefferies Financial Group Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

$500,000
Jefferies
Jefferies Financial Group Inc.
Senior Autocallable Barrier Notes due June 30, 2031
Linked to the Worst-Performing of the Nasdaq-100 Index®, the Russell
2000® Index and the EURO STOXX 50® Index

PRICING SUPPLEMENT

June 26, 2026